                                                                    EXHIBIT 99.2

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following discussion should be read in conjunction with the consolidated financial statements provided under Part II, Item 8 of this Annual Report on Form 10-K.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

General

      The Company's discussion and analysis of its financial condition and results of operations are based upon its consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, the Company evaluates its estimates, including, but not limited to, those related to:

            - revenue and cost recognition (including estimated medical claims),

            -     loss contracts,

            -     professional and general liability self-insurance retention,

            -     other self-funded insurance reserves,

            -     legal contingencies,

            -     impairment of intangible assets and goodwill, and

            -     income taxes.

      The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

      The Company believes the following critical accounting policies are affected by its more significant judgments and estimates used in the preparation of its consolidated financial statements.

Revenue and Cost Recognition

      The Company's contracts with correctional institutions are principally fixed price contracts adjusted for census fluctuations. Such contracts typically have a term of one to three years with subsequent renewal options and generally may be terminated by the correctional institution at will and without cause upon proper notice. The contracts typically contain certain risk sharing arrangements, such as stop-loss provisions and aggregate limits for off-site or pharmaceutical costs. Revenues earned under contracts with correctional institutions are recognized in the period that services are rendered. Cash received in advance for future services is recorded as deferred revenue and recognized as income when the service is performed.

      Revenues are calculated based on the specific contract terms and fall into one of three general categories: fixed fee, population based, or cost plus a margin. For fixed fee contracts, revenues are recorded based on fixed monthly amounts established in the service contract. Revenue for population based contracts is calculated either as a fixed fee adjusted using a per diem rate for variances in the inmate population from predetermined population levels or by a per diem rate times the average inmate population for the period of service. For cost plus contracts, revenues are calculated based on actual expenses incurred during the service period plus a contractual margin. For contracts which include provisions limiting the Company's exposure to off-site medical services utilization or pharmacy utilization, the Company recognizes the additional revenue that would be due from clients based on contract to date utilization compared to the corresponding pro rata contractual limit for such costs. Under all contracts, the Company records revenues net of any estimated contractual allowances for potential adjustments resulting from performance or staffing related criteria. If necessary, the Company revises its estimates for such adjustments in future periods when the actual amount of the adjustment is determined.

      Revenues for the distribution of pharmaceutical and medical supplies are recognized upon delivery of the related products.

      Healthcare expenses include the compensation of physicians, nurses and other healthcare professionals including any related benefits and all other direct costs of providing the managed care including the costs of professional and general liability insurance and other self-funded insurance reserves discussed more fully below. The cost of healthcare services provided or contracted for are recognized in the period in which they are provided based in part on estimates, including an accrual for estimated unbilled medical services rendered through the balance sheet date. The Company estimates the accrual for unbilled medical services using a claims payment lag methodology based upon historical payment patterns using actual utilization data including hospitalization, one day surgeries, physician visits and emergency room and ambulance visits and their corresponding costs. For contracts which have sufficient claims payment history, an actuarial analysis is also prepared monthly by an independent actuary to evaluate the adequacy of the accrual. The analysis takes into account historical claims experience (including the average historical costs and billing lag time for such services) and other actuarial data.

      Actual payments and future reserve requirements will differ from the Company's current estimates. The differences could be material if significant adverse fluctuations occur in the healthcare cost structure or the Company's future claims experience. Changes in estimates of claims resulting from such fluctuations and differences between actuarial estimates and actual claims payments are recognized in the period in which the estimates are changed or the payments are made.

Loss Contracts

      The Company accrues losses under its fixed price contracts when it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated. The Company performs this loss accrual analysis on a specific contract basis taking into consideration such factors as future contractual revenue, projected future healthcare and maintenance costs, projected future stop-loss insurance recoveries and each contract's specific terms related to future revenue increases as compared to increased healthcare costs. The projected future healthcare and maintenance costs are estimated based on historical trends and management's estimate of future cost increases. These estimates are subject to the same adverse fluctuations and future claims experience as previously noted.

      On a quarterly basis, the Company performs a review of its portfolio of contracts for the purpose of identifying loss contracts and developing a contract loss reserve for succeeding periods. As a result of its fourth quarter 2001 review, the Company identified five non-cancelable contracts that, based upon management's projections, were expected to continue to incur negative gross margins over their remaining terms. In December 2001, the Company recorded a charge of $18.3 million to establish a reserve for future losses under these non-cancelable contracts. The five contracts covered by the charge had expiration dates ranging from June 30, 2002 through June 30, 2005. Ninety percent of the charge related to the State of Kansas Department of Corrections (the "Kansas DOC") contract, which was to expire on June 30, 2005, and the City of Philadelphia contract, which was renewable annually, at the client's option, through June 30, 2004.

      In June 2002, the Company and the City of Philadelphia reached a mutual agreement that the contract between PHS and the City of Philadelphia would expire effective June 30, 2002. As a result of the earlier than anticipated expiration of this loss contract, the Company recorded a gain of $3.3 million, in the second quarter of 2002, to reduce its reserve for loss contracts. From July 1, 2002 to September 30, 2002, the Company provided services to the City of Philadelphia under a transition arrangement. Subsequent to September 30, 2002, the Company is continuing to provide healthcare services to the City of Philadelphia under modified contract terms.

      During the quarter ended June 30, 2003, the Company utilized its loss contract reserve at a rate greater than previously anticipated due to an unexpected increase in healthcare expenses associated with the Company's contract to provide services to the Kansas DOC. The primary causes for the increase in healthcare expenses in this contract were hospitalization and outpatient costs. The Company increased its reserve for loss contracts by $4.5 million, as of June 30, 2003, to cover estimated future losses under the Kansas DOC contract, which was to expire in June 2005.

      During the second and third quarters of 2003, the Company participated in active discussions with the Kansas DOC related to a proposal from the Company that would significantly reduce the remaining length of the current contract. In response to the proposal, the Kansas DOC solicited and received proposals from several other vendors to provide healthcare services to the Kansas DOC. After the Kansas DOC's evaluation of the proposals from the other vendors, in August 2003, the Company began discussions with Health Cost Solutions, Inc. ("HCS") and the Kansas DOC related to a proposal pursuant to which HCS would assume the Company's performance obligation under the Kansas DOC contract.

      On August 22, 2003, the Company entered into an assignment and novation agreement with the Kansas DOC to assign the Kansas DOC contract to HCS effective October 1, 2003. The Company also entered into a general assignment, novation and assumption agreement with HCS to transfer the Kansas DOC contract to HCS, effective October 1, 2003. Beginning October 1, 2003, HCS became solely responsible for the performance of the Kansas DOC contract, and the Company has no obligation to the Kansas DOC or to HCS related to HCS' performance of the contract. Under the terms of the Company's agreement with HCS, the Company agreed to pay HCS net consideration of $5.6 million in 21 monthly installments, commencing October 31, 2003 and continuing through June 30, 2005. The net consideration of $5.6 million is comprised of payments of $6.5 million to assume the Company's obligations under the Kansas DOC contract, less $0.9 million related to fixed assets and inventory purchased from the Company by HCS.

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

      As a result of the financial terms of the Company's agreement with HCS, in the third quarter of 2003, the Company reclassified $6.5 million of its reserve for loss contracts to accounts payable and recorded a gain of $1.7 million, to reduce its reserve for loss contracts. This reduction in the reserve, as well as the second quarter increase in the reserve of $4.5 million, are reflected as components of income (loss) from discontinued operations, net of tax, in the Company's statements of operations. At December 31, 2003, the Company's payable to HCS totals $5.0 million, with $3.3 million classified as accounts payable and $1.7 million classified as a non-current liability on the Company's Consolidated Balance Sheets.

      As of December 31, 2003, the Company had a loss contract reserve totaling $0.7 million, which relates to a county contract that expires on June 30, 2005. Negative gross margin and overhead costs charged against the loss contract reserve related to loss contracts, including contracts classified as discontinued operations, totaled $4.6 million and $6.0 million for the years ended December 31, 2003 and 2002, respectively. The amounts charged against the loss contract reserve during 2002 represented losses associated with all five of the contracts that were identified during 2001. The amounts charged against the loss contract reserve during 2003 relate only to the Kansas DOC contract discussed above and the remaining loss contract, a county contract, which expires on June 30, 2005.

      As discussed in the Company's Form 10-Q for the period ended March 31, 2004, the Company's contract with the Maryland Department of Public Safety and Correctional Services ("Maryland DPS") has historically underperformed, fluctuating between minimal profitability, breakeven and losses. This contract was entered into on July 1, 2000, to provide comprehensive medical services to four regions of the Maryland prison system. The initial term of the contract was for the three years ended June 30, 2003, with the Maryland DPS having the ability to renew the contract for two additional one-year terms. The contract is presently in its second renewal term and is non-cancelable by the Company. The Maryland DPS pays the Company a flat fee per month with certain limited cost-sharing adjustments for staffing costs, primarily nurses, and the cost of medications related to certain specific illnesses. The Company is fully at risk for increases in hospitalization and outpatient costs under the terms of the contract with the Maryland DPS. The contract also contains provisions that allow the Maryland DPS to assess penalties if certain staffing or performance criteria are not maintained. The flat fee paid to the Company is increased annually based on a portion of the consumer price index.

      Due to the flat fee nature of this contract, the Company's margin under the contract can be significantly impacted by changes in healthcare costs, utilization trends or inmate population. The Company incurred losses under this contract in April 2004 at a level slightly above expectations. The losses under the contract increased significantly in May 2004 to approximately $1.1 million for the month. The primary cause for the increased loss was an unanticipated increase in hospitalization costs beginning in May, resulting from the volume and acuity of services being provided, the number of HIV and mental health patients and the costs associated with current treatment guidelines. Based upon the recent historical trends, the Company believes that expected hospitalization costs over the remaining term of the contract will cause losses to continue to be incurred. As a result, the Company recorded a pre-tax loss contract charge of $6.8 million, effective June 1, 2004, to cover estimated future losses and allocated corporate overhead under the Maryland DPS contract until its expiration in June 2005.

      As of June 30, 2004, the Company had a loss contract reserve totaling $6.1 million, which relates to the Maryland DPS and a county contract.

      In the course of performing its reviews in future periods, the Company might revise its estimate of future losses related to the contracts currently identified as loss contacts. It might also identify additional contracts which have become loss contracts due to a change in circumstances. Circumstances that might change and result in a revised estimate of future losses or the identification of a contract as a loss contract in a future period include unanticipated adverse changes in the healthcare cost structure, inmate population or the utilization of outside medical services in a contract, where such changes are not offset by increased healthcare revenues. Should the Company identify circumstances that would result in a revision of its estimate of future losses for a loss contract, the Company would, in the period in which the revision is made, increase or decrease the reserve for loss contracts. Should a contract be identified as a loss contract in a future period, the Company would record, in the period in which such identification is made, a reserve for the estimated future losses that would be incurred under the contract. A revision to a current loss contract or the identification of a loss contract in the future could have a material adverse effect on the Company's results of operations in the period in which the reserve is recorded.

Professional and General Liability Self-Insurance Retention

      As a healthcare provider, the Company is subject to medical malpractice claims and lawsuits. The most significant source of potential liability in this regard is the risk of suits brought by inmates alleging lack of timely or adequate healthcare services. The Company may also be liable, as employer, for the negligence of healthcare professionals it employs or the healthcare professionals it engages as independent contractors. The Company's contracts generally require it to indemnify the governmental agency for losses incurred related to healthcare provided by the Company or its agents.

      To mitigate a portion of this risk, the Company maintains its primary professional liability insurance program, principally on a claims-made basis. However, the Company assumes significant self-insurance risks resulting from the use of large deductibles in

2000 and 2001 and the use of adjustable premium policies in 2002 and 2003. For 2002 and 2003, the Company is covered by separate policies each of which contains a 42-month retro-premium with adjustment based on actual losses after 42 months. The Company's ultimate premium for its 2002 policy and its 2003 policy will depend on the final incurred losses related to each of these separate policy periods. Reserves for estimated losses related to known claims are provided for on an undiscounted basis using internal and external evaluations of the merits of the individual claims, analysis of claim history and the estimated reserves assigned by the Company's third-party administrator. Any adjustments resulting from the review are reflected in current earnings.

      In addition to its reserves for known claims, the Company maintains a reserve for incurred but not reported claims. The reserve for incurred but not reported claims is recorded on an undiscounted basis. The Company's estimates of this reserve are supported by an independent actuarial analysis, which is obtained on a quarterly basis.

      At December 31, 2003, the Company's reserves for known and incurred but not reported claims totaled $18.3 million. Reserves for medical malpractice liability fluctuate because the number of claims and the severity of the underlying incidents change from one period to the next. Furthermore, payments with respect to previously estimated liabilities frequently differ from the estimated liability. Changes in estimates of losses resulting from such fluctuations and differences between actuarial estimates and actual loss payments are recognized by an adjustment to the reserve for medical malpractice liability in the period in which the estimates are changed or payments are made. The reserves can also be affected by changes in the financial health of the third-party insurance carriers used by the Company. Changes in reserve requirements resulting from a change in the financial health of a third-party insurance carrier are recognized in the period in which such factor becomes known.

Other Self-Funded Insurance Reserves

      At December 31, 2003, the Company has approximately $6.8 million in accrued liabilities for employee health and workers' compensation claims. The Company is significantly self-insured for employee health and workers' compensation claims. As such, its insurance expense is largely dependent on claims experience and the ability to control claims. The Company accrues the estimated liability for employee health insurance based on its history of claims experience and the time lag between the incident date and the date of actual claim payment. The Company accrues the estimated liability for workers' compensation claims based on internal and external evaluations of the merits of the individual claims, analysis of claim history and the estimated reserves assigned by the Company's third-party administrator. These estimates could change in the future.

Legal Contingencies

      In addition to professional and general liability claims, the Company is also subject to other legal proceedings in the ordinary course of business. Such proceedings generally relate to labor, employment or contract matters. When estimable, the Company accrues an estimate of the probable costs for the resolution of these claims. Such estimates are developed in consultation with outside counsel handling the Company's defense in these matters and is based upon an estimated range of potential results, assuming a combination of litigation and settlement strategies. Other than the potential impact of the matters discussed in Item 3 - Legal Proceedings of the Company's Annual Report on Form 10-K for the year ended December 31, 2003 and Note 25 to the audited consolidated financial statements, the Company does not believe these proceedings will have a material adverse effect on its consolidated financial position. However, it is possible that future results of operations for any particular quarterly or annual period could be materially affected by changes in assumptions, new developments or changes in approach, such as a change in settlement strategy in dealing with such litigation.

Intangible Assets and Goodwill

      The Company adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, ("SFAS 142") on January 1, 2002, at which time it ceased amortization of goodwill. In accordance with SFAS 142, goodwill acquired is reviewed for impairment on an annual basis or more frequently whenever events or circumstances indicate that the carrying value may not be recoverable. The Company performed its annual review as of December 31, 2003. Based on the results of this annual review, management has determined that goodwill is not impaired as of December 31, 2003. Future events could cause the Company to conclude that impairment indicators exist and that goodwill is impaired. Any resulting impairment loss could have a material adverse impact on the Company's financial condition and results of operations.

      The Company's other identifiable intangible assets, such as customer contracts acquired in acquisitions and covenants not to compete, are amortized on the straight-line method over their estimated useful lives. The Company also assesses the impairment of its other identifiable intangibles whenever events or changes in circumstances indicate that the carrying value may not be recoverable.

      Important factors taken into consideration when evaluating the need for an impairment review include the following:

      - significant underperformance or loss of key contracts relative to expected historical or projected future operating results;

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      -     significant changes in the manner of use of the Company's assets or in the Company's overall business strategy; and

      -     significant negative industry or economic trends.

      If the Company determines that the carrying value of goodwill may be impaired based upon the existence of one or more of the above indicators of impairment or as a result of its annual impairment review, any impairment is measured using a fair-value-based goodwill impairment test as required under the provisions of SFAS 142. Fair value is the amount at which the asset could be bought or sold in a current transaction between willing parties and may be estimated using a number of techniques, including quoted market prices or valuations by third parties, present value techniques based on estimates of cash flows, or multiples of earnings or revenues. The fair value of the asset could be different using different estimates and assumptions in these valuation techniques.

      When the Company determines that the carrying value of other intangible assets may not be recoverable based upon the existence of one or more of the above indicators of impairment, any impairment is measured using an estimate of the asset's fair value based on the projected net cash flows expected to result from that asset, including eventual disposition.

      Future events could cause the Company to conclude that impairment indicators exist and that goodwill associated with its acquired businesses is impaired. Any resulting impairment loss could have a material adverse impact on the Company's financial position and results of operations.

      The Company evaluates the estimated remaining useful life of its contract intangibles on at least a quarterly basis, taking into account new facts and circumstances, including its retention rate for acquired contracts. If such facts and circumstances indicate the current estimated life is no longer reasonable, the Company adjusts the estimated useful life on a prospective basis. In the third quarter of 2002, the Company revised the estimated life of the contract intangibles, acquired in its 1999 acquisition of EMSA, from 20 years to 10 years. The revised life impacted contract intangibles with a gross value of $11.2 million and, beginning October 1, 2002, resulted in an increase to annual amortization expense of $867,000.

Income Taxes

      The Company accounts for income taxes under Statement of Financial Accounting Standards ("SFAS") No. 109, Accounting for Income Taxes. Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

      The Company regularly reviews its deferred tax assets for recoverability taking into consideration such factors as historical losses, projected future taxable income and the expected timing of the reversals of existing temporary differences. SFAS No. 109 requires the Company to record a valuation allowance when it is "more likely than not that some portion or all of the deferred tax assets will not be realized." It further states "forming a conclusion that a valuation allowance is not needed is difficult when there is negative evidence such as cumulative losses in recent years." At December 31, 2003 and December 31, 2002, a 100% valuation allowance has been recorded equal to the deferred tax assets after considering deferred tax assets that can be realized through offsets to existing taxable temporary differences.

      In the second quarter of 2004, based upon the Company's results of operations since December 31, 2001, and its expected profitability in 2004 and future years, the Company concluded, effective June 30, 2004, that it is more likely than not that substantially all of its net deferred tax assets will be realized. As a result, in accordance with SFAS No. 109, substantially all of the valuation allowance applied to such net deferred tax assets was reversed in the second quarter of 2004. Reversal of the valuation allowance resulted in a non-cash income tax benefit in the second quarter of 2004 totaling $5.3 million. This benefit represents the Company's estimated realizable deferred tax assets, excluding those deferred tax assets that resulted from the exercise of employee stock options. The reversal of the valuation allowance that relates to the Company's estimated realizable deferred tax assets resulting from the exercises of employee stock options totals $3.9 million and has been recorded as a direct increase to additional paid-in capital in the stockholders' equity portion of the Company's balance sheet as of June 30, 2004.

      As a result of the reversal of the valuation allowance, beginning with the third quarter of 2004, the Company expects to begin providing for an income tax provision at a rate on income before taxes equal to the combined federal and state effective tax rates, currently estimated to be 40 percent.

RESULTS OF OPERATIONS

      The following table sets forth, for the years indicated, the percentage relationship to healthcare revenues of certain items in the Consolidated Statements of Operations.

                                                           YEAR ENDED DECEMBER 31,
                                                          -------------------------
                                                           2003      2002     2001
                                                          ------    ------   ------
Healthcare revenues ...................................   100.0%    100.0%   100.0%
Healthcare expenses ...................................    93.2      94.1     96.3
Reduction in loss contract reserve ....................      --       0.8       --
Charge for loss contracts .............................      --        --      2.3
                                                          -----     -----    -----
Gross margin ..........................................     6.8       6.7      1.4
Selling, general and administrative expenses ..........     2.8       3.4      4.7
Depreciation and amortization .........................     0.7       1.1      1.7
Strategic initiative and severance expenses ...........      --        --      0.6
                                                          -----     -----    -----
Income (loss) from operations .........................     3.3       2.2     (5.6)
Interest, net .........................................     0.7       1.3      1.4
Charge for early retirement of debt ...................      --       0.2       --
                                                          -----     -----    -----
Income (loss) from continuing operations before
  income taxes ........................................     2.6       0.7     (7.0)
Provision (benefit) for income taxes ..................     0.2       0.1     (0.4)
                                                          -----     -----    -----
Income (loss) from continuing operations ..............     2.4       0.6     (6.6)
Income (loss) from discontinued operations, net of
  taxes ...............................................    (0.2)      2.2     (4.3)
                                                          -----     -----    -----
Net income (loss) .....................................     2.2       2.8    (10.9)
Preferred stock dividends .............................      --        --       --
                                                          -----     -----    -----
Net income (loss) attributable to common shares .......     2.2       2.8    (10.9)
                                                          =====     =====    =====

      As noted under "Recently Issued Accounting Pronouncements" below, the Company is applying the discontinued operations provisions of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets ("SFAS No. 144"), to all correctional healthcare service contracts that expire subsequent to January 1, 2002. SFAS No. 144 requires the Company to follow the income statement presentation format described in SFAS No. 144. The results of operations of contracts that expire, less applicable income taxes, are classified on the Company's consolidated statements of operations separately from continuing operations. The presentation prescribed for discontinued operations requires the collapsing of healthcare revenues and expenses, as well as other specifically identifiable costs, into the income or loss from discontinued operations. Items such as indirect selling, general and administrative expenses or interest expense cannot be allocated to expired contracts. The application of the SFAS No. 144 accounting presentation to expired contracts has no impact on net income, earnings per share, total cash flows or stockholders' equity. As a result of the application of SFAS No. 144, "healthcare revenues" and "healthcare expenses" on the Company's consolidated statements of operations for any period presented will only include revenues and expenses from continuing contracts.

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

      Healthcare revenues. Healthcare revenues for the year ended December 31, 2003 increased $114.2 million, or 26.8%, from $426.4 million in 2002 to $540.6 million in 2003. Healthcare revenues in 2003 included $21.2 million of revenue growth resulting from contracts added in 2002 through marketing activities. The Company also added five new correctional contracts in 2003. These new contracts in 2003 provided revenues in 2003 of $28.4 million. Contracts in place at December 31, 2002 and in continuing operations at June 30, 2004, produced an increase in revenue of $52.5 million during 2003 as the result of contract renegotiations and automatic price adjustments. Correctional contracts in place throughout the entire year during both 2003 and 2002, including any contracts that terminated through June 30, 2004 which are classified as discontinued operations, experienced healthcare revenue growth of 13.0%. In addition to these increases, SPP pharmaceutical distribution revenue increased $12.1 million as a result of new contracts added during 2003 and 2002. As discussed in the discontinued operations section below, all correctional healthcare service contracts that expired during 2002 and 2003 have been classified as discontinued operations.

      Healthcare expenses. Healthcare expenses for the year ended December 31, 2003 increased $102.6 million, or 25.6%, from $401.2 million in 2002 to $503.8 million in 2003. Expenses related to new contracts from marketing activities accounted for $41.8 million of the increase. Healthcare expenses as a percentage of revenues decreased by 0.9% in 2003 as compared to 2002. This decrease results primarily from a reduction in staffing costs as a percentage of revenue and revenue increases from the Company's ongoing efforts to negotiate risk-sharing arrangements, such as stop-loss provisions and aggregate limits for off-site or pharmaceutical costs, when renewing or negotiating contracts.

      Reduction in loss contract reserve. In June 2002, the Company and the City of Philadelphia reached a mutual agreement that the contract between PHS and the City of Philadelphia would expire effective June 30, 2002. As a result of the earlier than anticipated expiration of this loss contract, the Company performed a reassessment of its loss contract reserve requirements. This reassessment included a review of management's projected future losses under the then remaining three loss contracts as well as a comprehensive review of the Company's portfolio of contracts at June 30, 2002 for the purpose of identifying any additional loss contracts. No new loss contracts were identified as a result of this review. Based upon the reassessment, the Company recorded a gain of $3.3 million, in the second quarter of 2002, to reduce its reserve for loss contracts.

      Selling, general and administrative expenses. Selling, general and administrative expenses for the year ending December 31, 2003 increased $468,000 from $14.4 million, or 3.4% of revenues, in 2002 to $14.9 million, or 2.8% of revenues, in 2003. The percentage of revenue decrease in selling, general and administrative expenses is primarily the result of the increase in healthcare revenues from continuing operations.

      Depreciation and amortization. Depreciation and amortization expense decreased from $4.7 million in 2002 to $4.2 million in 2003 primarily as a result of contract intangibles that became fully amortized during 2002.

      Interest, net. Net interest expense decreased to $3.7 million or 0.7% of revenue in 2003 from $5.8 million or 1.3% of revenue in 2002 primarily as a result of a reduction in borrowings outstanding.

      Charge for early retirement of debt. On October 31, 2002, the Company entered into a new $60 million revolving credit and term loan agreement. An initial advance pursuant to the new agreement was used to retire all indebtedness outstanding under the Company's previous secured credit facility. The Company incurred a one-time charge of $726,000 in the fourth quarter of 2002 for early debt retirement. The charge represents the write-off of the remaining unamortized loan arrangement fees related to the Company's previous secured credit facility.

      Income tax provision. The provision for income taxes for the year ended December 31, 2003 was $829,000 or 0.2% of revenue, as compared with $307,000 or 0.1% of revenue in 2002. These amounts represent state income taxes paid and are significantly lower than the Company's statutory tax rate due to the valuation allowance that has been applied to the Company's deferred tax assets.

      Income from continuing operations. Income from continuing operations for the year ended December 31, 2003 was $13.2 million, or 2.4% of revenue, as compared with $2.5 million, or 0.6% of revenue in 2002. The increase is due to the factors discussed above.

      Income (loss) from discontinued operations, net of taxes. The loss from discontinued operations for the year ended December 31, 2003 was $1.3 million, or 0.2% of revenue, as compared with income from discontinued operations of $9.4 million, or 2.2% of revenue in 2002. Income (loss) from discontinued operations represents the operating results of the Company's contracts that expired during the six months ended June 30, 2004 and the years ended December 31, 2003 and 2002. The classification of these expired contracts is the result of the Company's adoption of SFAS No. 144 effective January 1, 2002. See Notes 2, 5 and 25 of the Company's consolidated financial statements for further discussion of SFAS No. 144.

      Approximately $3.7 million and $2.4 million in negative operating margin related to the Company's loss contracts classified as discontinued operations was charged against the loss contract reserve during the years ended December 31, 2003 and 2002, respectively.

      During the second quarter of 2003, the Company utilized its loss contract reserve at a rate greater than previously anticipated, primarily as the result of an unexpected increase in healthcare expenses associated with the Company's contract to provide services to the Kansas DOC. The primary causes for the increase in healthcare expenses in this contract were hospitalization and outpatient costs. As a result of the utilization increase, the Company increased its reserve for loss contracts by $4.5 million, as of June 30, 2003, to cover estimated future losses under the Kansas DOC contract which was to expire in June 2005. This increase in the reserve for loss contracts has been included in income (loss) from discontinued operations.

      On August 22, 2003, the Company entered into an assignment and novation agreement with the Kansas DOC to assign the Kansas DOC contract to HCS effective October 1, 2003. The Company also entered into a general assignment, novation and assumption agreement with HCS to transfer the Kansas DOC contract to HCS, effective October 1, 2003. Beginning October 1, 2003, HCS became solely responsible for the performance of the Kansas DOC contract, and the Company has no obligation to the Kansas DOC or to HCS related to HCS' performance of the contract. As a result of the financial terms of the Company's agreement with HCS, the Company reclassified $6.5 million of its reserve for loss contracts to accounts payable and recorded a gain of $1.7 million, in the third quarter of 2003, to reduce its reserve for loss contracts. This decrease in the reserve for loss contracts has been included in income (loss) from discontinued operations.

      Net income attributable to common shares. Net income attributable to common shares for the year ended December 31, 2003 was $11.9 million or 2.2% of revenue, as compared with net income attributable to common shares of $11.9 million, or 2.8% of revenue, in 2002.

Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

      Healthcare revenues. Healthcare revenues for the year ended December 31, 2002 increased $15.1 million, or 3.7%, from $411.3 million in 2001 to $426.4 million in 2002. Healthcare revenues in 2002 included $25.6 million of revenue growth resulting from new contracts added in 2002 and 2001. Contracts in place at December 31, 2001 and in continuing operations at June 30, 2004, produced an increase in revenue of $39.5 million during 2002 as the result of contract renegotiations and automatic price adjustments. Correctional contracts in place throughout the entire year during both 2002 and 2001, including any contracts that terminated during the period from December 31, 2002 through June 30, 2004 which are now classified as discontinued operations, experienced healthcare revenue growth of 11.7%. These revenue increases were offset by a $15.1 million reduction in SPP pharmaceutical distribution revenue. The decrease in SPP pharmaceutical distribution revenue was the result of the loss of two pharmaceutical distribution customers in the third quarter of 2001. The Company's 2002 revenues were also negatively impacted by the loss of 21 correctional contracts that expired during 2001. The loss of these contracts resulted in a decrease in revenues of approximately $34.9 million from 2001 to 2002. As discussed in the discontinued operations section below, all contracts that expired during 2002 have been classified as discontinued operations.

      Healthcare expenses. Healthcare expenses for the year ended December 31, 2002 increased $5.0 million, or 1.3%, from $396.2 million in 2001 to $401.2 million in 2002. Expenses related to new contracts from marketing activities accounted for $21.8 million of the increase. This increase was partially offset by the elimination of healthcare expenses related to contracts that expired during 2001. Healthcare expenses as a percentage of revenues decreased by 2.2% in 2002 as compared to 2001. During 2001, the Company recorded a charge of $6.0 million to increase its reserve for medical claims. This charge was primarily the result of updated second quarter of 2001 information showing actual utilization rates and cost data for inpatient and outpatient services were higher than the historical levels on which the Company's reserve had been based. Approximately $2.7 million of this amount is included in discontinued operations for 2001 as it relates to contracts that expired during the years ended December 31, 2002 and 2003 or the six months ended June 30, 2004. The remaining $3.3 million of the charge has been included in healthcare expenses for 2001. Exclusive of this amount, healthcare expenses for 2001 were 95.5% of revenues compared to 94.1% of revenues for 2002. This 1.4% decrease results primarily from a decrease in pharmacy related expenses and approximately $2.4 million in negative operating margin related to the Company's loss contracts that was charged against the loss contract reserve during 2002. The Company's ongoing efforts when renewing or negotiating contracts to negotiate risk-sharing arrangements, such as stop-loss provisions and aggregate limits for off-site or pharmaceutical costs, also contributed to the reduction of healthcare expenses.

      Reduction in loss contract reserve. In June 2002, the Company and the City of Philadelphia reached a mutual agreement that the contract between PHS and the City of Philadelphia would expire effective June 30, 2002. As a result of the earlier than anticipated expiration of this loss contract, the Company performed a reassessment of its loss contract reserve requirements. This reassessment included a review of management's projected future losses under the then remaining three loss contracts as well as a comprehensive review of the Company's portfolio of contracts at June 30, 2002 for the purpose of identifying any additional loss contracts. No new loss contracts were identified as a result of this review. Based upon the reassessment, the Company recorded a gain of $3.3 million, in the second quarter of 2002, to reduce its reserve for loss contracts. From July 1, 2002 to September 30, 2002, the Company provided services to the City of Philadelphia under a transition arrangement. Subsequent to September 30, 2002, the Company is continuing to provide healthcare services to the City of Philadelphia under modified contract terms.

      Charge for loss contracts. In December 2001, the Company recorded a charge of $18.3 million to establish a reserve for future losses under certain non-cancelable contracts. During 2001, the Company completed a comprehensive review of its portfolio of contracts for the purpose of identifying loss contracts and developing a contract loss reserve for succeeding years. As a result of this review, the Company identified five non-cancelable contracts with combined 2001 annual revenues of $59.7 million and negative gross margin of $4.7 million. Based upon management's projections, these contracts were expected to continue to incur negative gross margin over their remaining terms. The five contracts covered by the charge had expiration dates ranging from June 30, 2002 through June 30, 2005. Ninety percent of the charge related to the Kansas DOC contract, which was to expire June 30, 2005, and the City of Philadelphia contract, which was renewable annually, at the client's option, through June 30, 2004. The remaining ten percent of the charge related to the State of Maine contract, which was due to expire June 30, 2002, a county contract that renewed on more favorable terms on August 15, 2002 and a county contract that expires on June 30, 2005. The Kansas DOC contract and the State of Maine contracts were both terminated during 2003, and as a result $8.8 million of the original $18.3 million charge for loss contracts is now classified as discontinued operations.

      Selling, general and administrative expenses. Selling, general and administrative expenses for year ending December 31, 2002 decreased $4.7 million from $19.1 million, or 4.7% of revenues, in 2001 to $14.4 million, or 3.4% of revenues, in 2002. Included in selling, general and administrative expenses for 2001 were charges to increase the Company's legal reserves by $1.9 million. These charges were primarily required to reflect the Company's increased exposure to certain outstanding cases previously covered by an insurance carrier that is now in liquidation. The percentage of revenue decrease in selling, general and administrative expenses excluding these charges is primarily the result of overhead reductions implemented by the Company in the second half of 2001 and approximately $1.0 million in overhead costs associated with the Company's five loss contracts that was charged against the loss contract reserve.

      Depreciation and amortization. Depreciation and amortization expense decreased from $7.1 million in 2001 to $4.7 million in 2002. This overall decrease is primarily the result of an increase in amortization of $434,000 in the second half of 2002, due to an adjustment of the estimated life for a portion of the Company's contract intangibles from 20 years to 10 years, offset by the cessation of amortization of goodwill as a result of the Company's adoption of SFAS No. 142, Goodwill and Other Intangible Assets, effective January 1, 2002. Under SFAS No. 142, goodwill is no longer amortized but is required to be tested for impairment at least annually. Amortization expense related to goodwill totaled approximately $2.8 million for 2001.

      Strategic initiative and severance expenses. During 2001, the Company incurred certain strategic initiative expenses associated with an initiative that was discontinued in the third quarter of 2001. Additionally, during the third quarter of 2001, the Company incurred severance expenses related to staffing reductions.

      Interest, net. Net interest expense increased to $5.8 million or 1.3% of revenue in 2002 from $5.7 million or 1.4% of revenue in 2001.

      Charge for early retirement of debt. On October 31, 2002, the Company entered into a new $60 million revolving credit and term loan agreement. An initial advance pursuant to the new agreement was used to retire all indebtedness outstanding under the Company's previous secured credit facility. The Company incurred a one-time charge of $726,000 in the fourth quarter of 2002 for early debt retirement. The charge represents the write-off of the remaining unamortized loan arrangement fees related to the Company's previous secured credit facility.

      Income tax provision (benefit). The provision for income taxes for the year ended December 31, 2002 was $307,000 or 0.1% of revenue, as compared with a benefit of $1.9 million or 0.4% of revenue in 2001. These amounts represent state income taxes paid and are significantly lower than the Company's statutory tax rate due to the valuation allowance that has been applied to the Company's deferred tax assets.

      Income (loss) from continuing operations. Income from continuing operations for the year ended December 31, 2002 was $2.5 million, or 0.6% of revenue, as compared with a loss from continuing operations of $27.0 million, or 6.6% of revenue in 2001. The increase is due to the factors discussed above.

      Income (loss) from discontinued operations, net of taxes. Income from discontinued operations for the year ended December 31, 2002 was $9.4 million, or 2.2% of revenue, as compared with a loss from discontinued operations of $17.8 million, or 4.3% of revenue in 2001. Income (loss) from discontinued operations represents the operating results of the Company's contracts that expired during the six months ended June 30, 2004 and the years ended December 31, 2003 and 2002. The classification of these expired contracts is the result of the Company's adoption of SFAS No. 144 effective January 1, 2002. See Notes 2, 5 and 25 of the Company's consolidated financial statements for further discussion of SFAS No. 144.

      Approximately $2.4 million in negative operating margin related to the Company's loss contracts classified as discontinued operations was charged against the loss contract reserve during the year ended December 31, 2002. The loss from discontinued operations for 2001 includes a charge for loss contracts of $8.8 million related to the Kansas DOC contract and the State of Maine contracts both of which were terminated during 2003.

      The loss from discontinued operations for 2001 also includes a non-cash impairment charge of $13.2 million to reduce goodwill. During the second quarter of 2001, the Company was notified that another vendor had been selected to provide healthcare services for the Eastern Region of the Pennsylvania Department of Corrections upon the expiration of the Company's contract on December 31, 2002. The Company also determined that it would cease operations under the contract with the Yonkers Region of the New York Department of Correctional Services upon the expiration of the Company's contract on May 31, 2002 as the healthcare services were to be assumed by the client. Each of these contracts was acquired in the Company's acquisition of certain assets of CPS in 2000. In the second quarter of 2001, the Company recorded a non-cash impairment charge of $13.2 million representing the amount by which goodwill related to these contracts exceeded the contracts' fair value.

      Net income (loss) attributable to common shares. Net income attributable to common shares for the year ended December 31, 2002 was $11.9 million or 2.8% of revenue, as compared with a net loss attributable to common shares of $45.0 million, or 10.9% of revenue, in 2001.

Liquidity and Capital Resources

      Overview

      The Company generated net income attributable to common shares of $11.9 million for each of the years ended December 31, 2003 and 2002. The Company had stockholders' equity of $39.0 million at December 31, 2003 as compared to $14.3 million at December 31, 2002. The Company's cash and cash equivalents decreased to $1.2 million at December 31, 2003 from $3.8 million at December 31, 2002, a decrease of $2.6 million. The decrease in cash was primarily the result of payments made to reduce borrowings outstanding under the Company's credit facility.

      Cash flows from operating activities represents the net income plus depreciation and amortization, changes in various components of working capital and adjustments for various non-cash charges, such as increases or reductions in the reserve for loss contracts. Cash flows from operating activities increased to $22.4 million for the year ended December 31, 2003 from $9.3 million for the year ended December 31, 2002. The increase in cash flows from operating activities of $13.1 million was due to increased gross margins and a reduction in interest expense, resulting from reductions in debt outstanding and the refinancing of the Company's revolving credit facility in October 2002. Additionally, in 2003 the Company recorded a net increase to its reserve for loss contracts of $2.8 million as compared to a reduction of the reserve for loss contracts of $3.3 million in 2002. During 2003 the Company reduced accounts receivable by $11.2 million as compared to an increase of $8.0 million during 2002. The reduction in accounts receivable was the combined result of improved payment terms on new contracts and a reduction in days sales outstanding due to collection efforts. During the year ended December 31, 2003, the Company also reduced other current assets by $1.0 million as compared to an increase of $4.0 million during 2002. The reduction in other current assets was primarily the result of the cancellation of a $2.0 million appeal bond related to the litigation discussed in Item 3. Legal Proceedings. These favorable changes in working capital were partially offset by a decrease of $12.8 million in accounts payable during the year ended December 31, 2003 as compared to a $9.7 million increase in accounts payable during 2002.

      Cash flows used in financing activities during the year ended December 31, 2003 were $23.4 million and include net payments totaling $42.4 million to reduce the amount of debt outstanding from $46.0 million at December 31, 2002 to $3.6 million at December 31, 2003. Also included in cash flows used in financing activities during 2003 were cash receipts of $11.6 million resulting from stock option exercises and the issuance of common stock under an employee stock purchase plan, $6.3 million resulting from the elimination of restricted cash balances and $1.3 million in proceeds from stockholders' notes receivable.

      Credit Facility

      The Company's primary sources of liquidity are cash flows from operating activities and borrowings under its credit facility. On October 31, 2002, the Company entered into a new credit facility with CapitalSource Finance LLC (the "CapitalSource Credit Facility"). The CapitalSource Credit Facility matures on October 31, 2005 and includes both a $55.0 million revolving credit facility (the "Revolver") and a $5.0 million term loan (the "Term Loan"). Proceeds from the CapitalSource Credit Facility were used to repay the borrowings outstanding pursuant to the Company's previously existing revolving credit facility (the "Prior Credit Facility") at which time the Company wrote-off $726,000 of deferred loan costs related to the Prior Credit Facility.

      The CapitalSource Credit Facility is secured by substantially all assets of the Company and its operating subsidiaries. At December 31, 2003, the Company had borrowings outstanding under the Revolver totaling $365,000 and $32.6 million available for additional borrowing, based on the Company's collateral base and outstanding standby letters of credit on that date. The balance outstanding on the Company's Revolver is subject to intra-month fluctuations based on the timing of receivables collections and the payments of current liabilities. On average during 2003, the difference between the lowest and highest daily outstanding Revolver balances within each month was approximately $14 million.

      In June 2003, the Company and CapitalSource Finance LLC entered into an amendment to the CapitalSource Credit Facility. Under the terms of the amendment, the Company may have standby letters of credit issued under the loan agreement in amounts up to $10.0 million. The amount available to the Company for borrowings under the CapitalSource Credit Facility is reduced by the amount of each outstanding standby letter of credit. At December 31, 2003, the Company had outstanding standby letters of credit totaling $4.0 million, which were used to collateralize performance bonds. Prior to this amendment, the performance bonds were collateralized by restricted cash. As a result of this amendment, the Company is no longer required to maintain the restricted cash balances that were previously used as collateral for the performance bonds.

      Borrowings under the Revolver are limited to the lesser of (1) 85% of eligible receivables (as defined) or (2) $55.0 million (the "Revolver Capacity"). Interest under the Revolver is payable monthly at the greater of 5.75% or the Citibank N.A. prime rate plus 1.0%. The Company is also required to pay a monthly collateral management fee, equal to an annual rate of 1.38%, on average borrowings outstanding under the Revolver. Additionally, the Company is required to pay a monthly letter of credit fee equal to an annual rate of 3.5% on the outstanding balance of letters of credit issued pursuant to the Revolver.

      Under the terms of the CapitalSource Credit Facility, the Company is required to pay a monthly unused line fee equal to an annual rate of 0.6% on the Revolver Capacity less the actual average borrowings outstanding under the Revolver for the month, and the balance of any outstanding letters of credit.

      All amounts outstanding under the Revolver will be due and payable on October 31, 2005. If the Revolver is extinguished prior to July 1, 2005, the Company will be required to pay an early termination fee equal to 1.0% of the Revolver Capacity. In connection with the Revolver, the CapitalSource Credit Facility requires a lockbox agreement, which provides for all cash receipts to be swept daily to reduce borrowings outstanding. This agreement, combined with the existence of a Material Adverse Effect ("MAE") clause in the CapitalSource Credit Facility, requires the Revolver to be classified as a current liability, in accordance with the Financial Accounting Standards Board's Emerging Issues Task Force Issue ("EITF") No. 95-22, Balance Sheet Classification of Borrowings Outstanding under Revolving Credit Agreements that Include Both a Subjective Acceleration Clause and a Lock-Box Arrangement. The MAE clause, which is a typical requirement in commercial credit agreements, allows the lender to require the loan to become due if the lender determines there has been a material adverse effect on the Company's operations, business, properties, assets, liabilities, condition or prospects. The classification of the Revolver as a current liability is a result only of the combination of the two aforementioned factors: the lockbox agreements and the MAE clause. The Revolver does not expire or have a maturity date within one year. As discussed above, the Revolver has a final expiration date of October 31, 2005.

      At December 31, 2003, $3.2 million was outstanding under the Term Loan. The Term Loan requires monthly principal payments of $138,889 through its maturity on October 31, 2005. Interest under the Term Loan is payable monthly at the greater of 8.5% or the Citibank, N.A. prime rate plus 3.5%. Upon expiration of the Term Loan, the Company will be required to pay a fee of $100,000.

      The CapitalSource Credit Facility requires the Company to achieve a minimum level of EBITDA of $3.0 million on a rolling three-month measurement period. The CapitalSource Credit Facility defines EBITDA as net income plus interest expense, income taxes, depreciation expense, amortization expense, any other non-cash non-recurring expense and loss from asset sales outside of the normal course of business, minus gains on asset sales outside the normal course of business, non-recurring gains, and charges against the Company's loss contract reserve.

      The CapitalSource Credit Facility also requires the Company to maintain a minimum fixed charge coverage ratio of 1.5 on a rolling three-month basis. The CapitalSource Credit Facility defines the fixed charge coverage ratio as EBITDA, as defined above, divided by the sum of principal payments on outstanding debt, cash interest expense on outstanding debt, capital expenditures, cash income taxes paid or accrued, and cash dividends paid or accrued or declared. In addition, the Company is required to maintain a minimum fixed charge ratio of
1.75 calculated using the most recent twelve-month period.

      The Company was in compliance with these financial covenants as of December 31, 2003 and June 30, 2004.

      The CapitalSource Credit Facility also contains restrictions on the Company with respect to certain types of transactions, including acquisition of the Company's own stock, payment of dividends, indebtedness and sales or transfers of assets.

      The Company is dependent on the availability of borrowings pursuant to the CapitalSource Credit Facility to meet its working capital needs, capital expenditure requirements and other cash flow requirements during 2004. Management believes that the Company can comply with the terms of the CapitalSource Credit Facility and meet its expected obligations throughout 2004. However, should the Company fail to meet its projected results, it may be forced to seek additional or alternative sources of financing in order to fund its working capital needs.

      Other Financing Transactions

      On February 5, 2001, the Company completed the conversion of 125,000 shares of Series A Convertible Preferred Stock, having an aggregate liquidation preference of $12.5 million, into 1,322,751 shares of common stock. The Company registered the shares of common stock issued upon conversion of the preferred stock and warrants to purchase an additional 135,000 shares of common stock. In July 2002, the warrant holder exercised 67,500 of these warrants using a net exercise provision contained in the warrant agreement. The warrant holder exercised the remaining warrants in May 2003 using a net exercise provision contained in the warrant agreement.

      On October 21, 2002, the Company completed a private placement of 480,000 shares of newly issued common stock at $9.50 per share, realizing proceeds of approximately $4.0 million, net of issuance costs. The net proceeds were used to repay borrowings under the Company's Prior Credit Facility. The Company registered the resale of all of the shares on a Form S-3 registration statement (No. 333-98355), filed with the SEC on August 19, 2002 and declared effective on October 18, 2002.

      Contractual Obligations And Commercial Commitments

      The Company has certain contractual obligations as of December 31, 2003, summarized by the period in which payment is due, as follows (dollar amounts in thousands):

                                  2004    2005    2006    2007     2008    THEREAFTER
                                 ------  ------  ------  ------   ------   ----------
Revolving credit facility        $    -  $  365  $    -  $    -   $    -    $      -
Term loan                         1,667   1,527       -       -        -           -
Operating leases                  1,409   1,191   1,086   1,037      828         285

      The amounts included in the table above do not include future cash payments for interest. At December 31, 2003, the Company was contingently liable for $27.9 million of performance bonds. The performance bonds are collateralized by the standby letters of credit.

      Off-Balance Sheet Transactions

      As of December 31, 2003, the Company did not have any off-balance sheet financing transactions or arrangements.

      Inflation

      Some of the Company's contracts provide for annual increases in the fixed base fee based upon changes in the regional medical care component of the Consumer Price Index. In all other contracts that extend beyond one year, the Company utilizes a projection of the future inflation rate of its cost of services when bidding and negotiating the fixed fee for future years. If the rate of inflation exceeds the levels projected, the excess costs will be absorbed by the Company. Conversely, the Company will benefit should the actual rate of inflation fall below the estimate used in the bidding and negotiation process.

      Recently Issued Accounting Pronouncements

      In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended in June 2000 by SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, which requires the Company to recognize all derivatives as assets or liabilities measured at fair value. Changes in fair value are recognized through either earnings or other comprehensive income dependent upon the effectiveness of the hedge instrument. Upon adoption of the provisions of SFAS No. 133, as amended, effective January 1, 2001, the Company maintained three interest collar agreements for a notional amount of $24.0 million. Two of the collars expired during 2002. The third collar was terminated during 2002 at a cost of approximately $165,000. Consistent with the transition provisions of SFAS No. 133, the Company recognized in other comprehensive income a cumulative effect of change in accounting principle equal to the estimated fair value of the derivative instruments.

      In June 2001, the FASB issued SFAS No. 142, Goodwill and Other Intangible Assets, which addresses the accounting for goodwill and other intangible assets subsequent to their acquisition. SFAS No. 142 requires that intangible assets with finite useful lives be amortized, and that goodwill and intangible assets with indefinite lives no longer be amortized, but instead be tested for impairment at least annually. The Company adopted SFAS No. 142 effective January 1, 2002, at which time the amortization of the Company's existing goodwill ceased. Other than the effect on net income of not amortizing goodwill, the adoption of SFAS No. 142 had no effect on the Company's results of operations or financial position. Amortization expense related to goodwill for the year ended December 31, 2001 was approximately $2.9 million.

      In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 144 expanded the scope of financial accounting and reporting of discontinued operations previously addressed in APB No. 30 to require that all components of an entity that have either been disposed of (by sale, by abandonment, or in a distribution to owners) or are held for sale and whose operations and cash flows can be clearly distinguished, operationally and for financial reporting purposes from the rest of the entity, should be presented as discontinued operations. The provisions for presenting the components of an entity as discontinued operations are effective only for disposal activities after the effective date of SFAS No. 144. The Company adopted the provisions of SFAS No. 144 effective January 1, 2002. Pursuant to SFAS No. 144, each of the Company's contracts is a component of an entity, whose operations can be distinguished from the rest of the Company. Therefore, when a contract terminates, by expiration or otherwise, the contract's operations generally will be eliminated from the ongoing operations of the Company and classified as discontinued operations. Accordingly, the operations of such contracts, that expired during the six months ended June 30, 2004 and the years ended December 31, 2003 and 2002, net of applicable income taxes, have been presented as discontinued operations and prior period Consolidated Statements of Operations have been reclassified. See Note 5 to the Company's consolidated financial statements for further discussion of discontinued operations.

      In November 2002, the FASB issued FASB Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others ("FIN 45"). This interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements concerning its obligations under certain guarantees that it has issued. It also clarifies (for guarantees issued after January 1, 2003) that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligations undertaken in issuing the guarantee. The Company adopted FIN 45 effective January 1, 2003. For the year ended December 31, 2003, the Company did not have any guarantees that required recognition as a liability.

      In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities ("FIN 46"), which requires the consolidation of certain variable interest entities, as defined by FIN 46. FIN 46 requires an assessment of contractual arrangements to determine if they represent interests in variable interest entities. Unless they meet the definition of a special purpose entity, variable interest entities will be subject to the consolidation provisions of FIN 46 beginning in fiscal periods ending after March 15, 2004. Additionally, disclosures are required currently if the Company expects to consolidate any variable interest entities in the future. The Company is currently evaluating the consolidation requirements of FIN 46. At this time, the Company does not anticipate that the adoption of this standard will impact the Company's consolidated financial position or results of operation.

      In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity ("SFAS No. 150"). SFAS No. 150 requires that an issuer classify certain financial instruments within its scope as a liability (or an asset in some circumstances). Effective July 1, 2003, the Company adopted SFAS No. 150. The adoption of this standard did not impact the Company's consolidated financial position or results of operations.

ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

      Market risk represents the risk of loss that may impact the consolidated financial statements of the Company due to adverse changes in financial market prices and rates. The Company's exposure to market risk is primarily related to changes in the variable interest rate under the CapitalSource Credit Facility. The CapitalSource Credit Facility carries an interest rate based on the Citibank N.A. prime rate, subject to a minimum stated interest rate; therefore the Company's cash flow may be affected by changes in the prime rate. For the year ended December 31, 2003, a hypothetical 10% change in the underlying interest rate would have had no effect on interest expense paid under the Credit Facility, as the resulting interest rate would have remained below the minimum stated interest rate. Interest expense represents 0.7% and 1.3% of the Company's revenues, respectively, for the years ended December 31, 2003 and 2002. Debt of $3.6 million at December 31, 2003 represents 9.2% of the Company's total liabilities and stockholders' equity.